UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2011

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)
0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On April 25, 2011, Mr. Matthew B. Potter informed the Company that he would be resigning from his position of Vice President of Sales, to pursue other opportunities, effective May 13, 2011.  In connection with Mr. Potter's resignation, the Company has entered into an agreement with Mr. Potter pursuant to which Mr. Potter will surrender all outstanding options to purchase shares of the Common Stock held by him in exchange for a cash payment equal to (a) 35,000 multiplied by (b) the greater of (i) $1.10, which was the closing price of the Company’s Common Stock reported by the NASDAQ Capital Market on April 29, 2011, or (ii) the volume weighted average price of the Company’s Common Stock as reported by the NASDAQ Capital Market for the 30 days immediately prior to May 13, 2011.  Mr. Potter will also provide transition services to the Company to the extent that they do not interfere with his then-current employment.  Mr. Potter currently holds options exercisable for 35,000 shares of Common Stock at $4.18 per share, 3,333 shares of Common Stock at $2.75 per share and 35,000 shares of Common Stock at $0.77 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 29, 2011	PRESSURE BIOSCIENCES, INC.

	By:	/s/ Richard T. Schumacher
Richard T. Schumacher, President and Chief Executive Officer